Exhibit 5.13

14 April 2023	Our Ref: JRM/NW/182286

AMH Holdings (Cayman), L.P.

c/o Walkers Corporate Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9008

Cayman Islands

Dear Addressees

AMH HOLDINGS (CAYMAN), L.P.

We have acted as counsel as to Cayman Islands law to AMH Holdings (Cayman), L.P. (the “Partnership”), a Cayman Islands exempted limited partnership, and to AMH Holdings GP, Ltd. (the “General Partner”), a Cayman Islands exempted company, in connection with the registration statement of Apollo Global Management, Inc. (“AGM”) on Form S-3 (including its exhibits), including the prospectus contained therein, filed by AGM with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”) for the purposes of registering with the Commission under the Securities Act the offering of certain securities of AGM, which include, inter alia, (i) senior debt securities (the “Senior Debt Securities”), (ii) subordinated debt securities (the “Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”) and (ii) guarantees of the Partnership to be issued in connection with the Subordinated Debt Securities (the “Guarantees”).

The Senior Debt Securities and the Guarantees thereof will be issued under a Senior Indenture (as defined in Schedule 1). The Subordinated Debt Securities and the Guarantees thereof will be issued under a Subordinated Indenture (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied solely upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, as at the date hereof, we give the following opinions in relation to the matters set out below.

1.

The General Partner is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

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2.

The Partnership is an exempted limited partnership duly formed, registered and validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Exempted Limited Partnerships in the Cayman Islands.

3.

The General Partner has full corporate power and authority to execute and deliver the Indentures (including the Guarantees issued thereunder) and to perform its obligations under the Indentures on its own account and as general partner of the Partnership, as provided in the Partnership Agreement (as defined in Schedule 1). The Indentures (including the Guarantees issued thereunder) have been duly authorised by the General Partner on its own account and/or as general partner of the Partnership (as the case may be) and when executed and delivered by the General Partner in such capacities, will constitute the legal, valid and binding obligations of the General Partner and/or the Partnership (as the case may be) enforceable in accordance with their respective terms.

The foregoing opinions are given based on the following assumptions.

1.

There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Indentures and, insofar as any obligation expressed to be incurred under the Indentures is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The Indentures will be within the capacity and power of, and will be duly authorised, executed and delivered by, each of the parties thereto (other than the General Partner and the Partnership).

3.

The Indentures, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

4.

The choice of the laws of the jurisdiction selected to govern the Indentures has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

5.

All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Indentures outside the Cayman Islands to ensure the legality, validity and enforceability of the Indentures will be duly obtained, made or fulfilled and will remain in full force and effect and any conditions to which they are subject will be satisfied.

6.	All conditions precedent, if any, contained in the Indentures will be satisfied or waived.

7.

The board of directors of the General Partner considers the execution of the Indentures and the transactions contemplated thereby to be in the best interests of the General Partner and the Partnership.

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8.	No disposition of property effected by the Indentures is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

9.

The General Partner and the Partnership were each on the date of execution of the Indentures able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by the Indentures is made in good faith and for valuable consideration and at the time of each disposition of property by the General Partner and the Partnership pursuant to the Indentures the General Partner will be able to pay its debts and those of the Partnership as they become due from its own moneys or those of the Partnership, as the case may be.

10.

The originals of all documents examined in connection with this opinion are authentic. All copies are complete and conform to their originals. All documents examined in connection with this opinion conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

11.

The Indentures will either be executed as a single physical document (whether in counterpart or not) in full and final form or, where the Indentures are executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page will be attached to the Indentures by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

12.

The Memorandum and Articles are the memorandum and articles of association of the General Partner and are in force at the date hereof and the Partnership Agreement is the partnership agreement of the Partnership and is in force at the date hereof and each of the parties to the Partnership Agreement has duly executed and delivered the same.

13.	The General Partner Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

14.

The Partnership Records are complete and accurate and all matters required by law to be recorded therein are completely and accurately so recorded and the Partnership Records include complete copies of all matters required by law to be filed with the Registrar of Exempted Limited Partnerships.

15.

There are no records of the General Partner and the Partnership (other than the General Partner Records and the Partnership Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Indentures or restrict the powers and authority of the directors of the General Partner in any way or which would affect any opinion given herein.

16.

The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director of the General Partner and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

17.	The Resolutions remain in full force and effect and have not been revoked or varied.

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18.

No resolution voluntarily to wind up the General Partner has been adopted by the members of the General Partner and no event of a type which is specified in the Memorandum and Articles as giving rise to the winding-up of the General Partner (if any) has in fact occurred.

19.	None of the following shall have occurred:

(a)	an event of a type specified in the Partnership Agreement as requiring the Partnership to be wound up and dissolved;

(b)

the passing of a resolution of all the general partners of the Partnership and a two-thirds majority of partners, or as otherwise specified in the Partnership Agreement, requiring the Partnership to be wound up and dissolved;

(c)

the filing with the Registrar of Exempted Limited Partnerships of a notice of dissolution with respect to the Partnership under section 36(2) of the Exempted Limited Partnership Act (as amended) of the Cayman Islands (the “Partnership Act”); or

(d)

the service by the General Partner (or its legal representative) of a notice on all Limited Partners informing them of the commencement of liquidation or bankruptcy proceedings, or the withdrawal, removal or making of a winding up or dissolution order in relation to the last remaining general partner of the Partnership.

20.

No amounts paid to or for the account of any party under the Indentures or any property received or disposed of by any party to the Indentures in each case in connection with the performance of the Indentures or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property as defined in the Proceeds of Crime Act (as amended) (the “POCA”) or terrorist property as defined in the POCA or the Terrorism Act (as amended) (the “Terrorism Act”), each of the Cayman Islands.

The opinions expressed above are subject to the following qualifications:

1.

The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Indentures are of a type which the courts of the Cayman Islands (the “Courts” and each a “Court”) enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, restructuring, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)

enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

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(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)

to the extent that any provision of the Indentures is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Indentures that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the Indentures would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)

in the case of an insolvent liquidation of the General Partner, its liabilities are required to be translated into the functional currency of the General Partner (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding-up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(j)

the effectiveness of terms in the Indentures excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.

A certificate, determination, calculation or designation of any party to the Indentures as to any matter provided therein might be held by a Court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

3.

If any provision of the Indentures is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Courts notwithstanding any express provisions in this regard.

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4.

Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be voidable upon the application of the company’s liquidator pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of that company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

5.

Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)	under section 146(2) of the Companies Act at the instance of the company’s official liquidator; and

(b)	under the Fraudulent Dispositions Act (as amended) of the Cayman Islands, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

6.

Pursuant to the provisions of section 36(3) of the Partnership Act, sections 145(1) and 146 of the Companies Act apply to the winding-up and dissolution of exempted limited partnerships, and the references in paragraphs 4 and 5 above to a company shall include an exempted limited partnership.

7.

If any business of a company or an exempted limited partnership has been carried on with intent to defraud creditors of the company or the exempted limited partnership (as the case may be) or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company or the exempted limited partnership in such manner are liable to make such contributions, if any, to the company’s assets or the assets of the exempted limited partnership (as the case may be) as the Court thinks proper.

8.

The obligations of the General Partner and of the Partnership may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the Cayman Islands by the Order of His Majesty in Council.

9.

Our opinion as to good standing in relation to the General Partner is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The General Partner shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the General Partner is in default

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under the Companies Act. Our opinion as to good standing in relation to the Partnership is based solely on receipt of the Certificate of Good Standing issued by the Registrar of Exempted Limited Partnerships. The Partnership shall be deemed to be in good standing under section 46(3) of the Partnership Act on the date of issue of the certificates if all fees and penalties under the Partnership Act have been paid and the Registrar of Exempted Limited Partnerships has no knowledge that the Partnership is in default under the Partnership Act.

10.	We express no opinion upon any provisions in the Partnership Agreement or the Indentures which contains a reference to any law or statute that is not a Cayman Islands law or statute.

11.	If

(a)

the performance of the Indentures or the consummation of the transactions contemplated thereby constitutes an arrangement which facilitates the retention or control by or on behalf of another person of terrorist property (as defined in the Terrorism Act) by concealment, by removal from the jurisdiction or by transfer to nominees; or

(b)	any party to the Indentures:

(i)

by any means directly or indirectly knowingly provides or collects property (as defined under the Terrorism Act) or attempts to do so, with the intention that the property should be used or in the knowledge that it will be used in whole or in part:

(A)	in order to carry out an act of terrorism (as defined under the Terrorism Act);

(B)

by a terrorist (as defined under the Terrorism Act) to facilitate the first-mentioned person’s activities related to acts of terrorism or membership in a terrorist organisation (as defined under the Terrorism Act); or

(C)	by a terrorist organisation;

(ii)	uses property for the purposes of terrorism;

(iii)

possesses property and intends that it should be used, or has reasonable cause to suspect that it may be used, for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations;

(iv)

possesses or acquires property which that person knows or has reasonable cause to suspect has been used, directly or indirectly, in the commission of the financing of acts of terrorism, terrorists or terrorist organisations;

(v)	acquires property as a result of or in connection with acts of terrorism; or

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(vi)

enters into or becomes concerned in an arrangement as a result of which terrorist property is made available or is to be made available to another and knows or has reasonable cause to suspect that property will or may be used for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations, then an offence may be committed under the Terrorism Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Cayman Islands counsel to the General Partner and the Partnership, in the Registration Statement.

Yours faithfully

/s/ Walkers (Cayman) LLP

WALKERS (CAYMAN) LLP

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

12.

The Certificate of Incorporation dated 18 October 2012, Memorandum and Articles of Association as registered on 18 October 2012 (the “Memorandum and Articles”), Register of Members, Register of Directors, Register of Officers and Register of Mortgages and Charges, in each case, of the General Partner, copies of which have been provided to us by its registered office in the Cayman Islands (together the “General Partner Records”).

13.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 14 April 2023.

14.

Copies of a Certificate of Good Standing dated 14 April 2023 in respect of the General Partner issued by the Registrar and a Certificate of Good Standing dated 14 April 2023 in respect of the Partnership issued by the Registrar of Exempted Limited Partnerships in the Cayman Islands (together the “Certificates of Good Standing”).

15.

A copy of the executed Fourth Amended and Restated Exempted Limited Partnership Agreement dated 19 March 2018 between the General Partner and the limited partners listed therein (the “Partnership Agreement”).

16.

The Certificate of Registration dated 18 October 2012 and the Certificate of Change of Name of an Exempted Limited Partnership dated 3 December 2012 each issued by the Registrar of Exempted Limited Partnerships, Section 9 Statement dated 18 October 2012, Section 10 Statement dated 30 October 2012, Section 10 Statement dated 30 November 2012 and Section 10 Statement dated 29 September 2017, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Partnership Records”).

17.	A copy of executed written resolutions of the board of directors of the General Partner dated 30 March 2023 (the “Resolutions”).

Copies of the following:

(a)	the Form S-3 Registration Statement of AGM filed by AGM with the Commission under the Securities Act on 14 April 2023 (as filed, the “Registration Statement”);

(b)	the form of senior indenture (as set forth in Exhibit 4.4 to the Registration Statement) (the “Senior Indenture”); and

(c)	the form of subordinated indenture (as set forth in Exhibit 4.5 to the Registration Statement) (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”).